GABELLI EQUITY SERIES FUNDS, INC.
                   THE GABELLI SMALL CAP GROWTH FUND
                    THE GABELLI EQUITY INCOME FUND
               THE GABELLI WOODLAND SMALL CAP VALUE FUND

                         EXHIBIT TO ITEM 77I

                  TERMS OF NEW OR AMENDED SECURITIES

The Gabelli Small Cap Growth Fund, The Gabelli Equity
Income Fund and The Gabelli Woodland Small Cap Value Fund, each a series of Gabelli Equity Series Funds, Inc., have authorized for issuance an additional class of shares of common stock and classified such shares as Class I Shares.


                                      CLASS I SHARES
Front-End Sales Load?                      No.
Contingent Deferred Sales Charge?          No.
Rule 12b-1 Fee                             None
Convertible to Another Class?              No.
Fund Expense Levels                        Lower annual expenses
                                           than Class A, Class B
                                           or Class C Shares.

Each share of Class I common stock has preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as other share classes of the Gabelli Funds, except as otherwise stated above.